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Exhibit 10.1 - Jarus Employment Agreement


June 12, 2001


Mr. Scott Jarus
9 Dewey Drive
New Brunswick, NJ  08901


Dear Scott,

On behalf of the Board of Directors of j2 Global Communications, Inc. (the "Company"), I am pleased to offer you the position of President, reporting to the Executive Committee of the Board or its designee. You will have responsibility for the day-to-day management and direction of the Company.

This Agreement Letter shall serve as a formal agreement between you and the Company for your employment:

     1. Responsibilities: During the term of your employment, you shall devote your full-time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently, and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time-to-time during your employment. You will perform services of an executive nature consistent with the President of the Company as may from time to time be reasonably assigned or delegated to you by the Executive Committee of the Board. Subject to the severance provisions in paragraph 8 below, nothing in this Agreement is intended to ensure that you will continue as the President, and you understand that you will serve in that position at the pleasure of the Board and the Executive Committee. Except as contemplated in paragraph 2 below, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity, in each case without the prior approval of the Board, nor will you engage in any other activities that conflict with your obligations to the Company.

     2. Board Appointments: You will be permitted to maintain your current Board of Directors appointment at NetworkOSS, Inc. You will make every effort to avoid any distraction from your duties and responsibilities at the Company to serve on this or any other Board of Directors. In the event you resign your Board position with NetworkOSS, Inc, you will be permitted to accept a Board appointment from another company; provided, however, that you will first obtain approval from the Company's Board, which shall not be unreasonably withheld. All costs associated with your participation on an outside Board shall be borne by the respective company.

     3. Start Date: Your start date will be Sunday, July 8, 2001, unless otherwise agreed to by both you and the Company.

     4. Compensation: You will receive an initial weekly base salary of $5,192.30, which equates to $270,000 per year (the "Base Salary), and which will be paid bi-weekly in accordance with the Company's normal payroll procedures. In addition, you will be eligible to participate in the Company's Profit Sharing Plan. This program is discretionary and is managed by the Compensation Committee of the Company's Board of Directors. Your bonus target under the Profit Sharing Plan will be 50% of Base Salary for exceptional achievement. A description of the Profit Sharing Plan is attached as Exhibit A to this Agreement Letter. Your
                                     ---------
         level of achievement will be determined by the

         Compensation Committee in its sole discretion. For less than exceptional achievement, the bonus may be between 0% and 50% of Base Salary.

     5. Benefits: You will be eligible to participate in the Company's employee benefit plans, as outlined in the Company's Employee Handbook which will be sent to you prior to your Start Date, and as may be amended from time to time. Notwithstanding the above, you shall immediately qualify for vacation based upon tenure with the Company of "After Three Years of Employment" as described in the Employee Handbook.

     6. Option Grants: Effective as of your Start Date, the Board will grant to you options (the "Stock Options") to purchase 250,000 shares of Common Stock in the Company. The strike price of your Stock Options will be set at the last reported sales price for Common Stock on your Start Date, as recorded by the NASDAQ. The Stock Options will have a ten-year term, will be governed by the Company's Second Amended and Restated 1997 Stock Option Plan (the "Stock Option Plan"), and may require the execution of one or more stock option agreements (in accordance with the Stock Option Plan.) The Stock Options shall vest annually as set forth below:

     Anniversary of Start Date          Number of Shares
     -------------------------          ----------------
               1                        25%
               2                        25%
               3                        25%
               4                        25%

     Notwithstanding the foregoing, should your employment be terminated by the Company for any reason other than with "Cause" and you are within 60 calendar days of your Start Date anniversary, you shall be considered vested in that year's stock options. To the extent permitted by the Internal Revenue Code and applicable regulations, the Stock Option will be incentive stock options, with the remainder being non-qualified stock options.

     7. Relocation and Housing Assistance: The Company agrees to reimburse you for all reasonable expenses for you to relocate your family from New Brunswick, New Jersey to the greater Los Angeles, California area. This assistance will include real estate commission and closing costs incurred in selling your residence in New Jersey, all moving and storage costs, reasonable interim living expenses, and a reasonable move-in allowance (painting, etc.). The aggregate amount of this relocation assistance shall not exceed $60,000. Whenever possible, the Company will be billed directly, and will pay directly, all reasonable expenses related to your relocation, subject to the foregoing $60,000 limit. The intent of the parties is that your reasonable relocation expenses, up to $60,000, shall not have an adverse personal tax effect.

     At your option, the Company shall provide to you, at the time you close the purchase of your new Los Angeles-area residence, a second mortgage loan (the "Mortgage") which shall be recourse to you and shall be secured by a second deed of trust on your new Los Angeles-area residence. The amount of the Mortgage shall not be greater than the lesser of the Net Equity Requirement (as hereinafter defined) or $500,000. The "Net Equity Requirement" shall be equal to the excess of the purchase price paid by you for your new Los Angeles-area residence over the gross sales price (i.e., without deducting for any mortgages satisfied at closing or for closing costs) obtained by you in connection with the sale of your New Jersey residence. In the event you have not closed the sale of your New Jersey residence at the time you close on your new Los Angeles-area residence, the Net Equity Requirement will be estimated by the Company based upon ninety percent (90%) of your broker's listing price (in the event your New Jersey residence is not yet under contract) or the contract price (in the event the residence is under contract), and the amount of the Mortgage will be adjusted, as necessary, in the event the actual sales price at closing does not reflect the foregoing estimate. The Mortgage

                                      -2-
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shall be zero coupon and payable within five (5) years of your Start Date. The
Mortgage shall accrue interest throughout the entire five years at the lowest interest rate required in order for the Mortgage to qualify as debt for tax purposes. As of this date, the interest rate on the Mortgage would be 4.88%. If you leave the Company voluntarily or are terminated by the Company with "Cause" during the five years, you will be required to repay the balance of the Mortgage within 60 calendar days following your last day with the Company. If you are terminated by the Company without "Cause" or are constructively terminated during the five years, you will be required to repay the balance of the Mortgage no later than the date (the "Termination Anniversary") that is one (1) year following your last day with the Company; provided, however, that, in such event, you will also have the following two extension options: (a) at your discretion, you will have the option to extend the Mortgage loan for a period (the "First Extension Period") of six months following the Termination Anniversary, provided that during the First Extension Period (i) the interest rate on the Mortgage will be increased to the then market rate for comparable second mortgage loans and (ii) you will be required to make monthly, interest-only payments on the Mortgage (with such interest accruing on the sum of the original principal balance plus all interest accrued thereon through the Termination Anniversary); and (b) at your discretion, you will have a second option to extend the Mortgage loan for a period (the "Second Extension Period") of six months following the expiration of the First Extension Period, provided that during the Second Extension Period (i) the interest rate on the Mortgage will be increased to the then market rate for comparable second mortgage loans plus an additional two percent (2.0%) and (ii) you will be required to continue to make monthly, interest-only payments on the Mortgage (with such interest accruing on the sum of the original principal balance plus all interest accrued thereon through the Termination Anniversary).

     8. Employment Contract: The Board agrees to employ you on your Start Date and, by signing this Agreement Letter, you accept such employment subject to and upon the terms and conditions set forth herein. The Company and you understand and agree that this Agreement Letter and your employment may be terminated at any time by the Company with or without "Cause", or by you for any or no reason. On termination of this Agreement Letter, all benefits and compensation shall cease as of the date of such termination, but nothing in this provision is intended to alter the specific severance provisions contained below in this paragraph 8 relating to either a termination by the Company without "Cause", or a termination by you following a "constructive termination."

         a) Involuntary Termination: If your employment under this Agreement terminates upon notice by the Company to you or you suffer a "constructive termination" (as defined below) by the actions of the Company, for any reason other than with "Cause" (as defined below), you will be entitled to severance payments equal to your then base salary, plus continued participation in the Company's health (medical and dental) insurance coverage that is in effect at the time of termination, in each case for six months from the date of termination. In such event, your right to exercise all vested Stock Options would be extended until 90 days following your termination date (as outlined in the Stock Option Plan) and you will forego all unvested Stock Options (except as otherwise provided in paragraph 6 above).

     If, during the period of your severance, you become employed by another company (or are engaged as a consultant under an arrangement providing comparable benefits), the balance of your severance payments, including health insurance coverage, will cease.

         b) Voluntary Termination: If you voluntarily choose to resign your position for any reason other than a constructive termination, you will not be eligible for continuing base salary or health insurance coverage, and you will be required to exercise all vested Stock Options within a period of 90 days following the effective date of your resignation (as outlined in the Stock Option Plan), and you will forego all unvested Stock Options.

              If you voluntarily resign your position due to a disability (as defined below), you will have up to

              12 months to exercise your vested Stock Options.

         c) Termination Following a Change of Control: If, within one year following a "Change of Control" (as defined in the Stock Option
              Plan) of the Company, you are either terminated without "Cause" or constructively terminated, your severance payments and continuing health insurance benefits shall be as outlined in a) above, and all of the then unvested Stock Options shall immediately vest.

         d) Termination For "Cause": If your employment under this Agreement terminates upon notice by the Company to you with "Cause" (as defined below), you will be required to exercise all vested Stock Options within 60 days after such termination, will not be entitled to receive any base salary or any continuing employee benefits as severance, and will forego all unvested Stock Options (as outlined in the Stock Option Plan); provided, however, that if the "Cause" event giving rise to such termination has caused actual monetary or financial damage to the Company, then you will also forego all vested Stock Options (all of which shall immediately cease to be exercisable).

         e) Definition of "Cause": The term "Cause" shall mean (1) the willful, demonstrable and continued failure by you to substantially perform the material duties of your position under this Agreement Letter in a competent manner or to follow any lawful directive of the Board of Directors consistent with your duties hereunder (other than by reason of your disability (as defined below)), which failure goes unremedied for a 30-day period following written notice to you from the Board or the Executive Committee or its designee stating that you are not adequately performing your duties, (2) conduct by you that materially violates Company policies, (3) your engaging in acts that constitute, your written confession to, or your conviction of either (a) a felony, or (b) any lesser crime that involves moral turpitude, theft, fraud or dishonesty, in each case under applicable state or federal law, (4) your intentional violation of any confidentiality obligations to the Company, (5) declaration by a judicial court that you are insane or incompetent to manage your business affairs, or (6) your engaging in harassment of other employees (provided that it is understood that mere allegation of harassment shall not constitute "Cause" unless supported by reasonably probative evidence based upon legal standards or precedent established under applicable state or federal law).

         f) Definition of "constructive termination": "Constructive termination" is defined as: (i) a significant reduction in your responsibilities, (ii) a change in place of your employment outside of the greater Los Angeles, California area, or (iii) a reduction in your base salary.

         g) Definition of "disability": "Disability" is defined as your becoming disabled due to a medically determinable physical or mental condition to an extent that you are unable to perform the essential functions of your job as President, with or without reasonable accommodation, and such inability continues or can reasonably be expected to continue for a period of one hundred twenty (120) consecutive days.

         h) Non-Solicitation, Non-Disparagement: In consideration of this Agreement, upon separation from the Company for any cause, you will, for a period of one year after the later of (1) your separation and (2) the expiration of the Company's severance obligations, if any, refrain from (i) disparaging the Company, its products, or its Board, management, employees, shareholders or agents; (ii) soliciting any employee or consultant of the Company to terminate or lessen the extent of his, her or its relationship with the Company; (iii) soliciting any customer of the Company to terminate or lessen the extent of his, her or its relationship with the Company; and (iv) engaging in any activity to interfere with, disrupt or damage the business of the Company or its relationships with any of its clients, customers, distributors, suppliers, investors or other financial co-venturer or other business relationship.

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     9.  Confidentiality Agreement: Upon execution of this Agreement you shall also execute the Employment, Confidential Information and Invention Assignment Agreement attached as Exhibit B.
                                          ---------

     10. Remedies: You acknowledge that the Company will suffer irreparable harm if you breach this Agreement. Accordingly, the Company will be entitled, in addition to any other right and remedy it may have, at law or equity, to a temporary restraining order and/or injunction, without the posting of a bond or other security, or proving of actual damages, enjoining or restraining you from any violations of the Agreement, and your consent to the Company's right to these remedies. If either party initiates or becomes a party to an arbitration or a formal proceeding in law or equity involving this Agreement, and if either party obtains a substantial portion of the relief requested by that party (the "prevailing party"), then the "non-prevailing party" will pay all reasonable costs and expenses incurred by any such legal proceedings on both sides. If neither party prevails or obtains a substantial portion of the relief requested, then each party will bear their respective own legal expenses.

     11. Entire Understanding: This Agreement constitutes the entire understanding and agreement between the Company and you with regard to the terms of your employment. This Agreement may be amended in writing executed by both the Company and you.

This Agreement will be construed and enforced in accordance with the laws of the State of California.

You will be responsible for reading, and following, the Company's Employee Handbook and expense guidelines, except to the extent that any provision therein is inconsistent with the Company's severance obligations hereunder.

Applicable employment regulations will require that you complete a Form W-4 and Form I-9 upon employment providing verification of your legal right to work in the United States.

If this Agreement Letter reflects your understanding of the matters set forth above, please so indicate by signing the Acknowledgment below and returning the original of this Agreement to me.

This Agreement Letter is subject to approval by the Board of Directors of the Company, and the approval by the Company of a background check acceptable to the Company in its sole discretion, each of which the Company will either obtain (or approve) or fail to obtain (or disapprove) no later than June 22, 2001, and failing which you will have the right to terminate this Agreement Letter.

Very truly yours,

/s/ Richard S. Ressler

Richard S. Ressler
Chairman of the Board
j2 Global Communications, Inc.


ACKNOWLEDGMENT

         I accept the position of President of under the terms and conditions of this Agreement. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes "at-will" employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself. This paragraph sets forth the entire agreement between the Company and me with respect to my tenure of

                                      -5-
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employment. I understand and agree that this employment at-will relationship may not be modified, except in a writing signed by both me and the Chairman of the Board of the Company.


         /s/ Scott Jarus                          June 20, 2001
--------------------------------                  ---------------
         Scott Jarus                              Date

                                      -6-
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Exhibit A
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                 j2 Global Communications Profit Sharing Plan

         j2 Global has established a profit sharing plan for its executives and eligible managers designed to encourage and reward management for improving the profitability of the Company. Our Compensation Committee currently administers this plan. Payments under this plan are based on j2 Global's Adjusted Profitability.

         For purposes of this plan, "Adjusted Profitability" means j2 Global's net income, plus goodwill, and minus certain non-cash income. Adjusted Profitability is measured beginning with the first month that it is greater than zero (there are no offsets for prior months). Under this plan, which is effective only for 2001, j2 Global will contribute $250,000 to a profit sharing pool if the Adjusted Profitability for 2001 is at least $1 million, and will contribute an additional $250,000 for each additional $1 million of Adjusted Profitability for 2001 beyond the first $1 million. The total amount that can be contributed to this pool is capped at $1 million.

         In order to allow all of j2 Global's employees to participate in the Company's success, 10% of this pool is shifted into the Recognition and Reward Plan that is funded by j2 Global with a percentage of non-executive salaries for distribution to employees generally (other than those directly participating in the profit sharing plan) based on extraordinary individual or team performance. The balance of the profit sharing pool will be distributed among executives and eligible management as determined by the Compensation Committee in its sole discretion.

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Exhibit B
---------

                   EMPLOYMENT, CONFIDENTIAL INFORMATION AND
                        INVENTION ASSIGNMENT AGREEMENT


         As a condition of my employment with j2 Global Communications, Inc., its subsidiaries, affiliates, successors or assigns (together the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I, Scott Jarus, agree to the following:

         1. At-Will Employment. I understand and acknowledge that my employment
            ------------------
with the Company is for an unspecified duration and constitutes "at-will" employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself.

         2. Confidential Information.
            ------------------------

              (a) Company Information. I agree at all times during the term
                  -------------------
of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that "Confidential Information" means any confidential or proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists, customers and customer information, vendor lists, vendors and vendor information, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing information, finances, financial information or other business information or other subject matter, pertaining to any business of the Company or any of its employees, clients, consultants or licensees and disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I acknowledge and agree that the Confidential Information is the exclusive and valuable property of the Company and may not be used by me for any purpose of any kind, directly or indirectly, except during the term of my employment with the Company for the sole and exclusive benefit of the Company in my capacity as an employee of the Company and that the success of the Company may depend upon my observance of my covenants in this Agreement

              (b) Former Employer Information. I agree that I will not, during
                  ---------------------------
my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

              (c) Third Party Information. I recognize that the Company has
                  -----------------------
received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

              (d) Survival. The provisions of this Section 2 shall survive
                  --------
any termination of my employment with the Company for any reason. The provisions of this Section 2 are not limited as to duration or geographic scope.

              (e) Affiliates. For purposes of this Section 2, the term "Company"
                  ----------
shall include the Company and its affiliates, including any entity that directly or indirectly controls the business and affairs of the Company or is controlled by or under common control with the Company.

         3. Inventions.
            ----------

              (a) Inventions Retained and Licensed. I have attached hereto,
                  --------------------------------
as Schedule 1, a list describing all inventions, original works of authorship,
   --------
developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as "Prior Inventions"), which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

              (b) Assignment of Inventions. I agree that I will promptly make
                  ------------------------
full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to (i) any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company, and (ii) do hereby so assign any and all proprietary information, trade secrets that underlie, are summarized, embodied or described in, the Company's business plans prepared prior to or on the date hereof, and all copyrights, whether or not registered, therefore, all trade secrets and/or proprietary information and all other intellectual property rights, no matter how described or denominated, described, contained or reflected therein or related thereto that I have conceived, invented, created or reduced to practice (either prior to the date hereof or at anytime during the term of my employment) in furtherance thereof (collectively referred to as "Inventions"), provided, however, that "Inventions" shall not include any property that is not related to the Company's business, except if it is created in connection with the performance of services for the Company or created using Company property. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

              (c) Inventions Assigned to the United States. I agree to assign to
                  ----------------------------------------
the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

              (d) Maintenance of Records. I agree to keep and maintain adequate
                  ----------------------
and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the

Company at all times.

              (e) Patent and Copyright Registrations. I agree to assist the
                  ----------------------------------
Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of my employment with the Company. If the Company is unable to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above because of my mental or physical incapacity or because the Company is unable to reach me after using its good faith reasonable efforts, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

              (f) NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION
3, I AM HEREBY NOTIFIED BY THE COMPANY THAT SUCH PROVISIONS DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE CALIFORNIA LABOR CODE. BY MY SIGNATURE BELOW, I HEREBY ACKNOWLEDGE RECEIPT OF SUCH NOTIFICATION.

              (g) Survival. The provisions of this Section 3 shall survive any
                  --------
termination of my employment with the Company for any reason. The provisions of this Section 3 are not limited as to duration or geographic scope.

              (h) Affiliates. For purposes of this Section 3, the term "Company"
                  ----------
shall include the Company and its affiliates, including any entity that directly or indirectly controls the business and affairs of the Company or is controlled by or under common control with the Company.

         4. Conflicting Employment. I agree that, during the term of my
            ----------------------
employment with the Company, except as contemplated in paragraph 2 of the Agreement Letter regarding my employment, I will not engage in any other employment, occupation, consulting or other business activity, in each case without the prior approval of the Board, nor will I engage in any other activities that conflict with my obligations to the Company.

         5. Returning Company Documents. I agree that, at the time of leaving
            ---------------------------
the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records (electronic or otherwise), data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns or otherwise constituting, representing or reflecting either (a) Confidential Information of the Company, its successors or assigns or (b) Inventions. In the event of the termination of my employment, I agree to sign and deliver the "Termination Certification" attached hereto as Schedule 2. For purposes of this Section 5, the term
                   ----------

"Company" shall include the Company and its affiliates, including any entity that directly or indirectly controls the business and affairs of the Company or is controlled by or under common control with the Company.

         6. Notification of New Employer. In the event that I leave the employ
            ----------------------------
of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

         7. Non-Disparagement; Non-Solicitation.
            -----------------------------------

              7.1 In consideration of the rights and benefits to be provided to me by the Company, I agree that so long as I am an employee or consultant of the Company and in addition for the Restrictive Period (as hereinafter defined) I shall not directly or indirectly:

                  7.1.1 Disparage the Company, its products, or its Board, management, employees, shareholders or agents.

                  7.1.2 Solicit any employee or consultant of the Company to terminate or lessen the extent of his, her or its relationship with the Company.

                  7.1.3 Solicit any customer of the Company to terminate or lessen the extent of his, her or its relationship with the Company (without limiting my obligation to keep confidential and to not make any use of any Confidential Information relating to any such customer, which obligations shall survive the Restricted Period).

                  7.1.4 Engage in any activity to interfere with, disrupt or damage the business of the Company or its relationships with any of its clients, customers, distributors, suppliers, investors or other financial co-venturer or other business relationship (without limiting my obligation to keep confidential and to not make any use of any Confidential Information relating to any such clients, customers, distributors, suppliers, investors or other financial co-venturer, which obligations shall survive the Restricted Period).

                  7.1.5 For the purposes of this Section 7.1, the term "Restrictive Period" shall mean the period from the date of this Agreement (or any predecessor thereof) through one year after the later of (1) my separation from the Company and (2) the expiration of the Company's severance obligations to me, if any.

              7.2 Following termination of my employment by the Company for any reason, I shall continue to observe and be bound by the covenants under Section
7.1 for the Restrictive Period. The provisions of Section 7.1 are not limited as to geographic scope.

              7.3 For purposes of this Section 7, the term "Company" shall include the Company and its affiliates, including any entity that directly or indirectly controls the business and affairs of the Company or is controlled by or under common control with the Company.

         8. Conflict of Interest Guidelines. I agree to diligently adhere to the
            -------------------------------
Conflict of Interest Guidelines attached as Schedule 3 hereto.
                                            ----------

         9. Representations. I agree to execute any proper oath or verify any
            ---------------
proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

         10. Equitable Relief.
             ----------------

               I agree that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in Sections 2, 3, 5 and 7 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

         11. General Provisions.
             ------------------

               (a)  Governing Law; Consent to Personal Jurisdiction. This
                    -----------------------------------------------
Agreement will be governed by the laws of the State of California, without reference to choice of laws or conflict of laws principles. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

               (b)  Entire Agreement. This Agreement sets forth the entire
                    ----------------
agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

               (c)  Severability. If any provision of this Agreement or any
                    ------------
part hereof or the application hereof to any person or circumstance shall be finally determined by a court of competent jurisdiction or by any arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the remainder of such provision or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall remain in full force and effect to the fullest extent permitted by law. The parties also agree that if any portion of this Agreement, or any part hereof or application hereof, to any person or circumstance shall be finally determined by a court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, then such objectionable provision shall be deemed modified to the extent necessary so as to make it valid, reasonable and enforceable.

               (d)  Successors and Assigns. This Agreement will be binding
                    ----------------------
upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

         IN WITNESS WHEREOF, I hereby execute this Agreement as of the date written below.



                                -----------------------------------
                                   Scott Jarus

                                -----------------------------------

                                   Date


------------------------
Witness

                                  SCHEDULE 1
                                  ----------

                           LIST OF PRIOR INVENTIONS
                       AND ORIGINAL WORKS OF AUTHORSHIP



                                          Identifying Number or
    Title                   Date          Brief Description
  ---------               --------        -----------------------








____ No inventions or improvements

____ Additional Sheets Attached


Signature of Employee: __________________________

Print Name of Employee: _________________________

Date:

                                  SCHEDULE 2
                                  ----------


                           TERMINATION CERTIFICATION

     This is to certify that I do not have in my possession, nor have I failed to return, any devices, records (electronic or otherwise), data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to j2 Global Communications Inc., its subsidiaries, affiliates, successors or assigns (together, the "Company") or otherwise constituting, representing or reflecting either Confidential Information (as defined in my Employment, Confidential Information and Invention Assignment Agreement ) of the Company or Inventions (as defined in my Employment, Confidential Information and Invention Assignment Agreement ).

     I further certify that I have complied with all the terms of the Company's Employment Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

     I further agree that, in compliance with the Employment, Confidential Information and Invention Assignment Agreement, I will preserve as confidential, and will make no use of, any confidential or proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists, customers and customer information, vendor lists, vendors and vendor information, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing information, finances, financial information or other business information or other subject matter, pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

     I further agree that until one year after the later of (1) my separation from the Company and (2) the expiration of the Company's severance obligations to me, if any, I will not undertake any actions in violation of Section 7 of my Employment, Confidential Information and Invention Assignment Agreement.


Signature of Employee: __________________________

Print Name of Employee:

Date:  ____________, ______

                                  SCHEDULE 3
                                  ----------


                        CONFLICT OF INTEREST GUIDELINES


     It is the policy of j2 Global Communications, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President or Chief Executive Officer and written approval for continuation must be obtained.

     1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment, Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

     2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

     3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

     4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement (other than as officers of the Company appointed by the Board of Directors).

     5. Initiating or approving any form of personal, sexual or social harassment of employees.

     6. Making a material investment in or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company. Notwithstanding the foregoing, I shall be permitted to make wholly passive investments in any publicly-held entity so long as such investment does not exceed 1% of the outstanding voting capital stock of such entity.

     7.   Borrowing from or lending to employees, customers or suppliers.

     8.   Acquiring real estate of interest to the Company.

     9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

     10. Discussing prices, costs, customers, sales or markets with competing companies or their employees, except as may be required during the normal course of mergers, acquisitions, strategic alliances or other similar joint business opportunities.

     11. Making any unlawful agreement with distributors with respect to prices.

     12. Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

     13. Engaging in any conduct which is not in the best interest of the Company.

     Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in the involuntary termination of your employment with the Company.